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                                                               Exhibit No. 10.30

                             SUMMARY OF THE PROPOSED
             GENUINE PARTS COMPANY 1999 ANNUAL INCENTIVE BONUS PLAN

                                February 15, 1999


         The Genuine Parts Company 1999 Annual Incentive Bonus Plan (the "Bonus Plan") will be a replacement for the existing Genuine Parts Company Annual Incentive Bonus Plan (the "Predecessor Plan"), which is scheduled to expire on December 31, 1999.

         The Bonus Plan provides for the payment of annual monetary awards to each participant equal to a percentage of such participant's base salary based upon the achievement by the Company of certain "Performance Goals" as discussed below. The Bonus Plan is intended to preserve the Company's federal income tax deduction for annual bonus payments under the Bonus Plan to "covered employees" (as defined below) during the years 1999 to 2003 by meeting the requirements for performance-based compensation under Section 162(m) of the Code. The Bonus Plan will be effective as of January 1, 1999 and has a term of five (5) years, subject to earlier termination by the Board of Directors.

         The following is a summary of the Bonus Plan.

         ELIGIBILITY. Participation in the Bonus Plan is limited to the executive officers of the Company and any other employee(s) of the Company or its subsidiaries which the Committee, at the time it sets Performance Goals for a particular year, reasonably believes may be deemed to be a "covered employee" for such year under Code Section 162(m), as the same may be amended from time to time. Under Code Section 162(m), a covered employee currently is defined as any individual who, on the last day of the taxable year, is (i) the chief executive officer of the Company or acting in that capacity, or (ii) one of the four highest compensated officers of the Company (other than the chief executive officer) determined pursuant to the executive compensation rules under the Securities Exchange Act of 1934.

         PERFORMANCE GOALS. Each participant in the Bonus Plan shall be eligible to receive bonuses in connection with a particular fiscal year during the term of the Bonus Plan if the Company (or, for certain executive officers, one or more subsidiaries or divisions of the Company) meets or exceeds certain performance goals ("Performance Goals") set every year by the Committee. Not later than ninety (90) days after the commencement of any fiscal year during the term of the Bonus Plan (or such other date as may be permitted or required by the Code), the Committee will set in writing Performance Goals based upon (a) the achievement by the Company (or one or more subsidiaries or divisions of the Company) of a specified target return, or target growth in return, on equity or assets, (b) the Company's stock price, (c) the achievement by the Company (or one or more subsidiaries or divisions of the Company) of a specified target, or target growth in, revenues, net income (which may be on a pre-tax or after-tax basis) or earnings per share, (d) the achievement of objectively determinable goals with respect to service or product delivery, service or product quality, sales, inventory management, customer satisfaction, meeting budgets and/or retention of employees, or (e) any combination of the goals set forth in (a) through (d) above. At the time the Committee sets the Performance Goals for a particular fiscal year, it also sets in writing the percentages of each participant's salary which will be awarded to such participant if the Company (or one or more subsidiaries or divisions of the Company, as applicable) achieves the various Performance Goals.


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         LIMITATION OF BENEFITS. In no event shall any participant receive bonus payments under the Bonus Plan in connection with any one fiscal year which exceed $2,000,000.

         PLAN ADMINISTRATION. The Bonus Plan will be administered by the Compensation and Stock Option Committee. The Committee shall set the Performance Goals in connection with each fiscal year during the term of the Bonus Plan. The Committee may amend the Bonus Plan at any time, provided that no such amendment may, without the approval of the shareholders of the Company, change the material terms of a Performance Goal or effect such other change that would cause the loss of any tax deduction to the Company under Code Section 162(m) absent shareholder approval. Payments under the Bonus Plan shall be made promptly after the Committee certifies in writing that the relevant Performance Goals and other terms of the Bonus Plan were satisfied in connection with such payments. Notwithstanding the above, the Committee may, in its discretion, reduce the amount of compensation otherwise payable to participants under the Bonus Plan.


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